                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                        W.W. GRAINGER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

             455 Knightsbridge Parkway, Lincolnshire, IL 60069-3620
                                 (847) 793-9030

                                                             March 26, 1996

     TO OUR SHAREHOLDERS:

         The 1996 annual meeting of shareholders of W.W. Grainger, Inc., an Illinois corporation, will be held at Company offices located at 5500
     W. HOWARD ST., SKOKIE, ILLINOIS (see map overleaf), on Wednesday, April 24, 1996 at 10:00AM (Central).

         We will report at the meeting on our operations and other matters of current interest. The Board of Directors and management cordially invite you to attend.

         The formal notice of the annual meeting and the proxy statement follow. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy promptly to ensure that your shares will be represented.

             Office of the Chairman

                      [SIG]
                 D. W. Grainger
              Chairman of the Board

             [SIG]       [SIG]
        J. D. Fluno      R. L. Keyser
        Vice Chairman    President and
                         Chief Executive Officer

                  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND
                          RETURN YOUR PROXY PROMPTLY.

                                                       [LOGO]
                                             1996 Annual Shareholders' Meeting
                                             Wednesday, April 24, 1996 --
                                             10:00AM (Central)

                                             Location: W.W. Grainger, Inc.
                                                       5500 W. HOWARD ST.
                                                     SKOKIE, IL 60077-2699
                                                     (Building Entrance: 7650
                                                       Frontage Rd.)

[MAP -- of Chicago and Niles/Skokie, IL areas showing location of the Annual Meeting.]

                                     [LOGO]

             455 Knightsbridge Parkway, Lincolnshire, IL 60069-3620
                                 (847) 793-9030

     ---------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1996

    The annual meeting of shareholders of W.W. Grainger, Inc. will be held at Company offices located at 5500 W. HOWARD ST., SKOKIE, ILLINOIS (see map on previous page), on April 24, 1996 at 10:00AM (Central) for the following purposes:

        1.  To elect eleven directors for the ensuing year;

        2. To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 1996; and

        3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board has fixed the close of business on March 4, 1996, as the record date for the meeting. Shareholders may vote either in person or by proxy.

    By order of the Board of Directors.

                                         J. M. BAISLEY
                                         Secretary

Lincolnshire, Illinois
March 26, 1996

                                     [LOGO]
             455 Knightsbridge Parkway, Lincolnshire, IL 60069-3620
                                 (847) 793-9030

                                                                  March 26, 1996

                                PROXY STATEMENT

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of W.W. Grainger, Inc., an Illinois corporation (the "Company"), of proxies to be voted at the annual meeting of shareholders of the Company to be held on April 24, 1996, and at any adjournment thereof. It is anticipated that this proxy statement and the accompanying form of proxy will be mailed to shareholders commencing on or about March 26, 1996.

VOTING AT THE MEETING

    The Board has fixed the close of business on March 4, 1996, as the record date for determining shareholders entitled to notice of and to vote at the meeting. On that date, there were outstanding on the books of the Company 50,961,490 shares of Company common stock. A majority of the shares having voting power at the meeting will constitute a quorum for the transaction of business.

    In the election of directors, shareholders have the right to cumulative voting. "Cumulative voting" means that each shareholder has that number of votes equal to the number of directors to be elected, times the number of shares owned by such shareholder. The total number of these votes may be cast for one nominee or apportioned among two or more nominees, as the shareholder desires. In any matter other than the election of directors, each share is entitled to one vote.

    Shares of record on the record date and represented by each properly executed proxy received by the Company in time to permit its use at the meeting will be voted in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the voting.

EXPENSES OF SOLICITATION

    The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means, by directors, officers, and regular employees of the Company and its subsidiaries who, except for normal overtime pay in certain instances, will not receive additional compensation therefor, and by representatives of the Company's stock transfer agent. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of proxy soliciting material to certain beneficial owners of Company common stock, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in connection therewith.

                               BOARD OF DIRECTORS

ELECTION OF DIRECTORS

    Eleven directors are to be elected to hold office until the next annual meeting of shareholders and until their successors shall have been elected and qualified. When authorized to vote for any of the directors, as set forth in the proxy, the person or persons voting the proxy, voting cumulatively, are permitted to and may apportion the total votes represented by the proxy to one or more of the nominees as he or they shall determine. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting. Broker non-votes and directions to withhold authority will not count as votes in the election.

    If any nominee named herein should not continue to be available for election, a circumstance which is not expected, discretionary authority may be exercised to vote for a substitute. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption OTHER MATTERS appearing later in this proxy statement.

    The following pages contain certain information about the nominees. All of the nominees are presently directors and, except for Ms. Webb, were previously elected by the shareholders. Unless otherwise indicated, each of the nominees has served for at least the past five years in the principal business position currently or most recently held. For the nominees' beneficial ownership of shares of Company common stock, see STOCK OWNERSHIP appearing later in this proxy statement.

[PHOTO 1]
                     GEORGE R. BAKER, age  66, is a corporate  director/advisor.
                     Until 1985, he was a special limited partner of Bear, Stearns & Co. Inc., investment bankers. Mr. Baker is also a director of The Midland Company, Reliance Group Holdings, Inc., Reliance Insurance Company, Williams Hospitality Group Inc., and WMS Industries, Inc. He was first elected a director of the Company in 1976 and is a member of the Audit Committee and the Board Affairs and Nominating Committee.

[PHOTO 2]
                     ROBERT E. ELBERSON, age 67, retired in 1989 as Vice Chairman and a director of Sara Lee Corporation, a marketer, manufacturer, and distributor of consumer products and food services. Until 1986, he served that company as President and Chief Operating Officer. Mr. Elberson is also a director of Sonoco Products Company. He was first elected a director of the Company in 1982 and is a member of the Audit Committee and the Board Affairs and Nominating Committee.

[PHOTO 3]
                     JERE D. FLUNO, age 54, is Vice Chairman of the Company. Mr. Fluno, who joined the Company in 1969, is a member of the Office of the Chairman. He is also a director of Andrew Corporation, a member of the Board of Governors of the Chicago Stock Exchange, Incorporated, and a director of the Chicago Stock Exchange subsidiaries, Midwest Clearing Corporation, Midwest Securities Trust Company, and Securities Trust Company of New Jersey. Mr. Fluno was first elected a director of the Company in 1975.

[PHOTO 4]
                     WILBUR H. GANTZ, age 58, is President and Chief Executive Officer of PathoGenesis Corporation, a health care company discovering and developing therapeutics for infectious diseases. Prior to assuming this position in 1992, he served as President of Baxter International Inc., a manufacturer and distributor of health care products and services. Mr. Gantz is also a director of Bank of Montreal and its subsidiaries, Harris Bankcorp, Inc. and Harris Trust and Savings Bank; The Gillette Company; and PathoGenesis Corporation. He was first elected a director of the Company in 1985 and is the chairman of the Compensation Committee.

[PHOTO 5]
                     DAVID W. GRAINGER, age 68, is Chairman of the Board and, from 1992 to 1994, was President of the Company. Mr. Grainger, who joined the Company in 1952, is a member of the Office of the Chairman. He is also a director of Baxter International Inc. Mr. Grainger was first elected a director of the Company in 1953 and is a member of the Board Affairs and Nominating Committee.

[PHOTO 6]
                     RICHARD L. KEYSER, age 53, is the Company's President, a position assumed in 1994, and Chief Executive Officer, a position assumed in 1995. Mr. Keyser, who joined the Company in 1986, is a member of the Office of the Chairman. Other positions in which he served during the past five years were Chief Operating Officer of the Company, Executive Vice President of the Company, and President of the Grainger Division. Mr. Keyser is also a director of Morton International, Inc. He was first elected a director of the Company in 1992.

[PHOTO 7]
                     JOHN W. MCCARTER, JR., age 58, is a Senior Vice President of Booz, Allen & Hamilton Inc., a management consulting firm. Mr. McCarter is also a director of A.M. Castle & Co. and HT Insight Funds, Inc., and a trustee of Harris Insight Funds Trust. He was first elected a director of the Company in 1990 and is a member of the Board Affairs and Nominating Committee and the Compensation Committee.

[PHOTO 8]
                     JAMES D. SLAVIK, age 43, is President of Mark IV Capital, Inc., an investment company dealing in real estate and corporate investments. Until 1987, he served as an investment real estate broker of Coldwell Banker Commercial Real Estate Services, a real estate brokerage company. Mr. Slavik is also a director of Mark IV Capital, Inc. He was first elected a director of the Company in 1987 and is the chairman of the Audit Committee.

[PHOTO 9]
                     HAROLD B. SMITH, age 62, is Chairman of the Executive Committee of Illinois Tool Works Inc., a manufacturer and marketer of engineered components and industrial systems and consumables. He is also a director of Illinois Tool Works Inc. and Northern Trust Corporation, and a trustee of Northwestern Mutual Life Insurance Company. Mr. Smith was first elected a director of the Company in 1981 and is a member of the Compensation Committee.

[PHOTO 10]
                     FRED L. TURNER, age 63, is Senior Chairman of the Board and Chairman of the Executive Committee of McDonald's Corporation, a restaurant licensor. He joined McDonald's Corporation in 1956 and assumed his current position in 1990, after serving that company as Chairman of the Board and Chief Executive Officer. Mr. Turner is also a director of Aon Corporation, Baxter International Inc., McDonald's Corporation, and Ronald McDonald Children's Charities. He was first elected a director of the Company in 1984 and is the chairman of the Board Affairs and Nominating Committee.

[PHOTO 11]
                     JANIECE S. WEBB, age 42, is a Corporate Vice President of Motorola, Inc., a leading provider of electronic equipment, systems, components and services produced for both U.S. and international markets, and the General Manager of the International Networks Division of Motorola's Messaging, Information and Multimedia Sector. She first became a director of the Company in 1995 and is a member of the Audit Committee.

MEETINGS AND COMMITTEES OF THE BOARD

    Six meetings of the Board were held in 1995. In addition, the directors acted twice during the year by unanimous consent.

    The  Board  has  three  standing   committees:  Audit,  Board  Affairs   and
Nominating, and Compensation. Committee members are elected by the Board shortly following the annual meeting of shareholders.

    Directors who presently serve on the Audit Committee are J.D. Slavik (Chairman), G.R. Baker, R.E. Elberson, and J.S. Webb. The Audit Committee met five times in 1995. Each year, the Audit Committee reviews the annual audit plan with the independent auditors and also reviews the results of the annual audit with them. In addition, the Audit Committee reviews the adequacy of internal controls with both the independent auditors and the Company's internal auditors, and has oversight responsibilities for various aspects of certain employee benefit plans. Although the Audit Committee, as well as the Board, is apprised of the nature and costs of the non-audit professional services provided by the independent auditors, neither the Audit Committee nor the Board reviews all non-audit services in advance. All services and fees, however, are subsequently reviewed and approved by the Audit Committee. The Audit Committee reviews the independence of the independent auditors, giving consideration to the possible effect of each audit and non-audit service on such independence.

    Directors who presently serve on the Board Affairs and Nominating Committee are F. L. Turner (Chairman), G.R. Baker, R.E. Elberson, D.W. Grainger, and J.W. McCarter, Jr. The Board Affairs and Nominating Committee, which met three times in 1995, recommends to the Board the size of the Board, criteria for Board membership, and prospective nominees. It also recommends to the Board the make-up of the Board committees (Audit, Board Affairs and Nominating, and Compensation), makes periodic reviews with respect to senior management organization and succession, and makes initial assessments and recommendations to the Board regarding major issues or proposals. The Board Affairs and Nominating Committee has not established any policy or procedure for considering nominees recommended by shareholders.

    Directors who presently serve on the Compensation Committee are W.H. Gantz (Chairman), J.W. McCarter, Jr., and H.B. Smith. The Compensation Committee, which met five times in 1995, reviews compensation policy and objectives as recommended by management (generally with regard to all employees and specifically with regard to officers), reviews proposed major compensation program modifications, and makes appropriate reports and recommendations to the Board. The Compensation Committee also acts as the Administration Committee of Company stock incentive plans.

    Each director who is not an employee of the Company or any subsidiary thereof is an alternate member of each Board committee of which he has not been specifically appointed a member. An alternate committee member may serve for all purposes at a committee meeting in place of a specifically appointed committee member who is absent.

DIRECTORS' FEES AND RELATED INFORMATION

    Directors who are not employees of the Company or any subsidiary thereof receive for their services (i) a retainer fee at the rate of $25,000 per annum,
(ii) an additional retainer fee for serving as chairman of any Board committee at the rate of $4,000 per annum, and (iii) a fee of $1,000 for each meeting of the Board and for each meeting of a committee thereof attended. The Company reimburses related travel expenses. Directors who are employees of the Company do not receive any fees for Board or Board committee service.

    Under the Plan for Payment of Directors' Fees, a director may elect to defer payment of all or any portion of the directors' fees until cessation of service as a director. In the case of deferral, the fees are payable in either a lump sum or periodic installments. Such deferred fees bear interest at the ten-year constant maturity Treasury yield, plus one-half of one percent (0.5%). One director has elected to defer payment of the 1995 fees.

    Under the Post-Service Benefit Plan for Non-Management Directors, a benefit is provided with respect to any non-employee director who ceases to be a director (i) after reaching age 70; (ii) after at least five years of service as a director; or (iii) by reason of permanent disability or death. The benefit is 80% of the retainer for serving as a director at the time of payment, payable for a number of years equal to the lesser of ten, or the number of years of service as a director. If the director dies before all payments are made, such payments are made to the director's spouse, but cease upon the spouse's death.

    In the ordinary course of business during 1995, the Company and its subsidiaries engaged in various types of business transactions with, and with affiliates of, organizations with which directors of the Company are associated in their principal business occupations or otherwise. The transactions are not deemed material to any of the directors. Similar transactions are likely to occur in the future.

                                STOCK OWNERSHIP

    The table below, which is based upon information furnished to the Company by the individuals involved, sets forth the number of shares of Company common stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) on March 4, 1996 by each of the directors, the nominees and certain executive officers of the Company, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, each of the named persons had beneficial ownership with respect to the shares shown by sole voting and investment power.

                                                              SHARES      PERCENTAGE
                                                           BENEFICIALLY   OF COMMON
BENEFICIAL OWNER                                             OWNED(1)     STOCK(2)
---------------------------------------------------------  ------------   ---------
David W. Grainger(3,4,5,6)
    5500 W. Howard St.
    Skokie, IL 60077.....................................     5,642,317    11.07%
James D. Slavik(3,7,8,9,10)
    100 Bayview Circle
    Suite 4500
    Newport Beach, CA 92660..............................     4,390,156     8.62%
James M. Baisley(11,12)..................................        23,180     *
George R. Baker..........................................           800     *
Donald E. Bielinski(11,13)...............................        60,712     *
Robert E. Elberson.......................................        11,600     *
Jere D. Fluno(11,14).....................................       136,160     *
Wilbur H. Gantz..........................................         4,100     *
Richard L. Keyser(11,15).................................        67,287     *
John W. McCarter, Jr.(16)................................         2,500     *
Harold B. Smith(17)......................................        17,000     *
Fred L. Turner...........................................         3,000     *
Janiece S. Webb..........................................           200     *
Directors and Executive Officers as a group(11,18,19)....    10,558,048    20.72%

------------
  (1) In some instances, shares are included as to which beneficial ownership has been disclaimed in reports filed with the Securities and Exchange Commission.
  (2)  An asterisk (*) indicates less than 1%.
  (3) Messrs. Grainger and Slavik are the only persons known by the Company to be beneficial owners of more than 5% of the Company's common stock.
  (4) Includes 673,498 shares held by The Grainger Foundation Inc., a charitable foundation, as to which shares Mr. Grainger has shared voting and investment power.
  (5) Includes 762,360 shares held by various family trusts, as to which shares Mr. Grainger has shared voting and investment power.


                                       8

  (6) Includes 356,155 shares held by various family trusts, as to which shares Mr. Grainger, alone or with his wife, has voting and investment power.
  (7) Excludes 344 shares held by Mr. Slavik's wife, as to which shares Mr. Slavik disclaims voting or investment power.
  (8) Includes 3,218,680 shares held by certain family-owned corporations, as to which shares Mr. Slavik has sole voting power and shared investment power.
  (9) Includes 707,006 shares held by various family trusts, as to which shares Mr. Slavik has shared voting and investment power.
 (10) Includes 82,810 shares held by various family trusts or as custodian for family members, as to which shares Mr. Slavik, alone or with his wife, has voting and investment power.
 (11) Includes shares that may be acquired within 60 days after March 4, 1996 upon exercise of employee stock options as follows: Mr. Baisley, 23,090 shares; Mr. Bielinski, 55,726 shares; Mr. Fluno, 66,160 shares; Mr. Keyser, 64,530 shares; and all directors and executive officers of the Company as a group, 367,454 shares. In computing the percentage of shares owned by each such person and by the group, such shares were added to the total number of outstanding shares for the separate calculations.
 (12) Excludes 150 shares held by Mr. Baisley's son who resides in the same household, as to which shares Mr. Baisley disclaims voting or investment power.
 (13) Includes 4,260 shares as to which Mr. Bielinski has shared voting and investment power with his wife.
 (14) Includes 62,612 shares as to which Mr. Fluno has shared voting and investment power with his wife.
 (15) Includes 1,200 shares as to which Mr. Keyser has shared voting and investment power with his wife.
 (16) As to such shares, Mr. McCarter has shared voting and investment power with his wife.
 (17) Includes 16,000 shares as to which Mr. Smith has shared voting and investment power.
 (18) Includes 5,740,932 shares as to which members of the group have shared voting and/or investment power and 1,000 shares as to which members of the group have sole voting and no investment power.
 (19) Excludes 1,089 shares held by certain family members, as to which shares members of the group disclaim voting or investment power.

                      MANAGEMENT COMPENSATION AND BENEFITS

SUMMARY COMPENSATION INFORMATION

    Set forth below is certain summary information concerning compensation paid to or accrued for those persons who, at December 31, 1995, were (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994, and 1993:

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                              ---------------
                                                                                  AWARDS         ALL OTHER
                                                        ANNUAL COMPENSATION   ---------------  COMPENSATION(2)
                                                                                   STOCK       -------------
        NAME AND PRINCIPAL POSITION                     --------------------      OPTIONS
               (AT 12/31/95)                   YEAR      SALARY    BONUS(1)      (SHARES)
-------------------------------------------     ---     ---------  ---------  ---------------
Richard L. Keyser                                 1995  $ 511,950  $ 673,700        14,840       $ 205,576
 President and                                    1994    458,880    690,000        13,100         128,877
 Chief Executive Officer                          1993    394,000    490,000        11,830         112,359
James M. Baisley                                  1995  $ 262,080  $ 176,433         4,690       $  77,584
 Senior Vice President, General                   1994    249,600    192,217         4,740          60,635
 Counsel, and Secretary                           1993    240,000    164,283         4,820          60,607
Donald E. Bielinski                               1995  $ 303,000  $ 235,976         6,320       $  95,287
 Senior Vice President,                           1994    285,900    254,708         8,380          72,608
 Marketing and Sales                              1993    268,800    222,267         6,480          75,069
Jere D. Fluno                                     1995  $ 472,800  $ 539,277        13,360       $ 198,873
 Vice Chairman                                    1994    458,880    690,000        13,100         128,877
                                                  1993    437,000    490,000        13,160         134,310
David W. Grainger                                 1995  $ 612,000  $ 161,568        -0-          $ 164,868
 Chairman of the Board                            1994    612,000    352,000        -0-            147,725
                                                  1993    607,000    389,000        -0-            149,136

---------------

  (1) Includes amounts paid with respect to performance during the indicated fiscal year under the Company's Management Incentive Program.
  (2) The amounts shown were accrued under the Company's non-contributory profit sharing plan, in which most Company employees participate, and the related supplemental profit sharing plan.

STOCK OPTION GRANTS

    Set forth below is further information concerning Company grants of stock options during the fiscal year ended December 31, 1995 to the Named Executive Officers other than Mr. Grainger, to whom no stock options were granted during the year. No stock appreciation rights were granted during the year.

                                          PERCENTAGE OF
                                          TOTAL OPTIONS     EXERCISE OR
                              OPTIONS       GRANTED TO      BASE PRICE     EARLIEST                  GRANT DATE
                              GRANTED      EMPLOYEES IN        (PER        EXERCISE    EXPIRATION      PRESENT
NAME                         (SHARES)      FISCAL 1995       SHARE)(1)      DATE(2)       DATE        VALUE(3)
--------------------------  -----------  ----------------  -------------  -----------  -----------  -------------
Richard L. Keyser.........      14,840           7.18%       $   62.125      4/26/98      4/25/05     $ 361,206
James M. Baisley..........       4,690           2.27%           62.125      4/26/98      4/25/05       114,155
Donald E. Bielinski.......       6,320           3.06%           62.125      4/26/98      4/25/05       153,829
Jere D. Fluno.............      13,360           6.47%           62.125      4/26/98      4/25/05       325,182


---------------

(1) The per-share option exercise price equals the per-share closing price of Company common stock reported in the Composite Tape for New York Stock Exchange listed stocks on the business day preceding the date of grant. Stock optionees presently may make payment of the exercise price of stock options by delivering already owned shares of Company common stock (based on the fair market value of the shares at the time). Stock optionees presently may also direct that shares of Company common stock otherwise deliverable upon exercise (based on the fair market value of the shares at the time) be withheld in satisfaction of withholding tax obligations arising from exercise.
(2) All options granted to the Named Executive Officers were granted on April 26, 1995, and become exercisable three years following the date of grant.
(3) The amounts shown are based on the Black-Scholes option pricing model. Material assumptions incorporated into this model in estimating the value of the options include the following:

        a. Exercise price of $62.125.
        b. Term of ten years.
        c. Interest rate of 7.01%, representing the ten-year constant maturity Treasury yield at April 25, 1995.
        d. Volatility of 16.63%, an annualized number using weekly prices of Company common stock for the six-month period prior to April 26, 1995.
        e. Dividend yield of 1.48%, calculated by dividing the annualized dividend payout by the closing price of Company common stock on the business day preceding the date of grant.
    The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

STOCK OPTION EXERCISES AND HOLDINGS

    Set forth below is information relating to stock options exercised by the Named Executive Officers during the 1995 fiscal year and the number of shares of Company common stock covered by, and the value of, outstanding stock options held by them at December 31, 1995. At no time during the year did the Company have any outstanding stock appreciation rights. Mr. Grainger is excluded from the table as he did not hold any stock options during the year.

                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                           OPTIONS AT 12/31/95        OPTIONS AT 12/31/95(3)
                         SHARES ACQUIRED     VALUE      --------------------------  ---------------------------
NAME                     ON EXERCISE(1)   REALIZED(2)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                         ---------------  ------------  -----------  -------------  ------------  -------------
Richard L. Keyser......        -0-            -0-           56,150        39,770    $  1,719,684   $   212,165
James M. Baisley.......         7,000     $    224,375      22,770        14,250         586,171        78,011
Donald E. Bielinski....        -0-            -0-           52,662        21,180       1,645,658       114,475
Jere D. Fluno..........        51,240     $  1,763,446      53,000        39,620       1,272,623       216,035


------------

  (1) The figures shown are the numbers of shares covered by the exercised stock options.
  (2) The amounts shown are the differences between the per-share stock option exercise prices and fair market values of Company common stock on the dates of exercise, multiplied by the number of shares covered by the exercised stock options.
  (3) The amounts shown are the differences between the per-share stock option exercise prices and the closing price of Company common stock on December 29, 1995 of $66.25 per share, as reported in the Composite Tape for New York Stock Exchange listed stocks, multiplied by the number of shares covered by the unexercised stock options.

OTHER BENEFITS

    The Executive Deferred Compensation Plan, an unfunded plan administered by a committee of management, permitted participants selected by the committee and the committee to agree on a salary reduction of between 5% and 15% (or more with special agreement) for up to four years. The Company allocated to participants' accounts an additional 15% of the salary reduction to reflect reduced profit sharing plan contributions. Under the related Plan Agreement, a participant is entitled to 180 monthly payments, commencing at age 65, in an annual amount that is based upon the amount of the salary reduction, the additional amount allocated by the Company, and the number of years from deferment to normal retirement age. Reduced or increased payments are provided in the event that the participant begins receiving payments before or after age 65. If a participant terminates his service with the Company prior to qualifying for early benefits pursuant to the terms of the Plan, or if the Company reduces benefits or terminates the Plan, or if there is a "change of control" of the Company, the Plan provides for various benefits to the participant, ranging from a return of the amount of salary deferral, plus interest, to a lump-sum benefit equal to the present value of a projected payment stream. If a participant dies before retirement or before having received the full amount of his benefits, the balance will be paid to his designated beneficiary. Although the initiation of salary payment deferrals has not been permitted for several years and there were no such deferrals for 1995, all of the Named Executive Officers and certain other members of management have deferred salary payments under the Plan for prior years. Payments under the Plan have commenced with respect to Mr. Grainger, who is receiving $12,280 per month in this regard. If Messrs. Keyser, Baisley, Bielinski, and Fluno remain employees of the Company until age 65 and then commence receiving payments under the Plan, the monthly payments would amount to $10,509, $5,545, $3,664, and $26,207, respectively.

    Participation of employees in the Executive Death Benefit Plan, which is unfunded, is determined by a committee of management. The beneficiary of a participant who dies while employed by the Company is generally entitled to 120 monthly payments of 50% of the participant's monthly compensation, calculated on the basis of salary and target bonus under the Company's Management Incentive Program. A lump-sum benefit in an amount which, after taxes, approximates the participant's last year's compensation, calculated on the same basis, is payable to a participant's designated beneficiary upon death after retirement, as defined in the Plan. All of the Named Executive Officers and certain other members of management participate in the Plan.

    The Company has minimized its exposure relating to the Executive Deferred Compensation Plan and the Executive Death Benefit Plan by purchasing life insurance contracts, which are owned by the Company.

    The Management Incentive Program (MIP), which is unfunded, is administered by a committee of management. MIP accounts have been established in the names of participants. Initial MIP account balances of participants who were participants in the superseded long-term incentive plan reflect amounts accrued but not paid under that plan. MIP account balances are adjusted periodically as a result of MIP bonuses earned, MIP bonuses paid, and merit salary budget guidelines applicable to salaried employees generally. MIP account balances are generally paid out upon death, retirement, or long term disability, but are subject to forfeiture in the event of voluntary resignation or termination for misconduct. Messrs. Keyser, Baisley, Bielinski, Fluno, and Grainger currently have MIP account balances of $12,984, $28,103, $33,045, $73,275, and $244,135,
respectively.

    The Company provides a separation benefit to certain full-time employees upon termination of employment (other than for cause) at age 55 or later with at least 15 years service. This benefit, which is unfunded, is equal to one week's regular pay for each two full years of continuous employment accrued prior to December 31, 1984, with a maximum of 13 weeks pay. Mr. Keyser joined the Company after December 31, 1984 and, accordingly, will not receive the separation benefit. Had they been eligible and terminated their employment as of the date of this proxy statement, Messrs. Baisley, Bielinski, Fluno, and Grainger would have received a separation benefit of $5,140, $35,834, $65,585, and $153,000, respectively.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

    This report of the Compensation Committee of the Board (the "Committee") discusses the Company's compensation policy and programs for the executive officers, including members of the Office of the Chairman who consist of Messrs. Grainger, Fluno, and Keyser, respectively the Chairman, Vice Chairman, and President and Chief Executive Officer.

    The Committee administers the Company's executive compensation programs and recommends to the Board the compensation of all executive officers. In this connection, the Committee considers information and data supplied by management and by an independent compensation and benefits consultant. All members of the Committee are non-employee directors.

Executive Compensation Policy

    The purpose of the executive compensation programs is to enable the Company to attract and retain qualified executives and to provide appropriate incentives, including equity incentives, to support the achievement of the Company's business goals. The overall program includes variable pay components which link total executive compensation to the creation of shareholder value over the long term.

    When Company performance is at target, the Company's objective is to pay total compensation at least at the size-adjusted median of a peer group of companies approved by the Committee. All elements of compensation are valued to determine the Company's posture relative to the comparator group. For 1995, the Company met its total compensation objective. Based on the Company's performance, total compensation paid for 1995 was above the peer group median.

    The companies used for compensation comparator purposes are not the same companies used to compare total shareholder return in the stock price performance graph. The companies in the stock price performance graph are those comprising the Dow Jones Electrical Components & Equipment Index. However, the Company's "market" for executive talent is broader than that index. The compensation comparator group used is representative of the types of major companies with whom the Company historically competes for its executive talent.

    Total  compensation  for  purposes  of  the  Company's  total   compensation
objective consists of base salary, cash incentive compensation, stock options, and benefits. Programs relative to each of these elements are discussed herein.

Base Salaries

    The Committee reviews base salaries annually. Adjustments to base salaries are determined based on an evaluation of the competitive market, individual performance, position in salary range (where applicable), experience of the executive, and internal equity issues. After evaluating the competitive market, a merit increase guideline program for all exempt employees was approved by the Committee for 1995. Salary increases to the executive officers in 1995 were consistent with this program.

    In determining the salary compensation of the members of the Office of the Chairman, the Committee considers the financial and non-financial performance of the Company, as well as an analysis of their salaries in relation to those for comparable positions in the comparator group of companies approved by the Committee. The Committee's 1995 salary adjustment recommendations for the incumbents reflected Mr. Keyser's appointment as Chief Executive Officer during the year. Mr. Grainger elected not to accept a 1995 salary increase.

Cash Incentives

    For executive officers and other key executives, the Management Incentive Program (MIP) rewards participants for improvements in economic earnings. The concept of economic earnings recognizes the fact that capital providers have a required rate of return on their investment. Economic earnings occur only after the Company's earnings exceed this required return. The MIP emphasizes the need to continually improve economic earnings. The basic concept underlying the MIP is that improved economic earnings result from one or more of the following:

        - Increasing the return on existing investments,

        - Making   new  investments  that   have  returns  exceeding  the
          Company's cost of capital, and

        - Reducing or eliminating investments that have returns which fail to meet the Company's cost of capital.

    The MIP is structured to provide an appropriate balance between short-term and long-term results. The program emphasizes the common interests of management and shareholders with long-term improvements in economic earnings expected to correspond with long-term improvement in shareholder value.

    The MIP is based on quantitative measures, but also provides for utilization of a qualitative component. The quantitative component is built around target bonuses which are stated as a percentage of base salary. These target bonuses were established based on a review of competitive market practice and are similar to the targets in prior programs. Target bonuses range from 25 percent to 90 percent of base salary. The qualitative component consists of a discretionary factor under which, if used, total bonuses can be adjusted up or down as much as 10 percent of participants' base salaries to account for economic or other conditions outside the participants' control. Annually, actual results are compared to targets to determine the amount of the bonus earned.

    During 1995, significant progress was made in restructuring operations and implementing long-term, strategic investments. Since 1995 economic earnings were slightly below target, the percentage multiple applicable to executive officers was less than the 1994 multiple. Bonuses were calculated under the MIP formula based on Company-wide performance for all executive officers with the exception of two business unit presidents whose bonuses were based in part on their individual unit programs. No discretionary adjustment was made in this year's bonuses. The Committee did make an adjustment to the target bonuses in the Office of the Chairman in recognition of Mr. Keyser's appointment as Chief Executive Officer.

    Special bonuses, which are included in the summary compensation table appearing earlier in this proxy statement, were granted to Messrs. Fluno and Keyser during the year in connection with the reorganization of the Office of the Chairman.

Stock Option Program

    Stock options are granted at an option price not less than the fair market value of the underlying Company common stock on the date of grant. The stock option program is considered an important means of aligning the financial interests of executive officers and other key employees to the longer term financial interests of the shareholders. The number of shares granted at each level in the organization is designed to provide an economic value that is competitive with grants made by other companies for comparable jobs. It is the current expectation of the Committee to ensure that gains realized upon exercise of stock options are not subject to any limits on deductibility by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended.

    Stock option grants made in prior years as well as the total number of options to be granted relative to the total number of Company shares outstanding also were factors considered in determining an appropriate grant for 1995.

    Mr. Grainger, as in prior years, elected not to accept stock option grants.

Benefits

    With the exception of the Executive Death Benefit Plan, which is discussed in an earlier section, the profit sharing and welfare benefits provided to executives are comparable to those provided to most Company employees, both salaried and hourly.

                                           Wilbur H. Gantz, Chairman
                                           John W. McCarter, Jr.
                                           Harold B. Smith

                                           Members of the Compensation
                                           Committee of the Board of Directors

STOCK PRICE PERFORMANCE

    The following stock price performance graph compares the cumulative total return on an investment in Company common stock against the cumulative total return of an investment in each of the S&P 500 Stock Index and the Dow Jones Electrical Components & Equipment Index for the period commencing December 31, 1990 and ending December 31, 1995. The graph assumes that the value for the investment in Company common stock and in each index was $100 on December 31, 1990 and that all dividends were reinvested.

[Perf graph filed with Branch Chief]
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                   RETURN
                                               W.W. Grainger, Inc.  S&P 500 Stock Index
1990                                                   100                  100
1991                                                   166                  130
1992                                                   186                  140
1993                                                   180                  155
1994                                                   183                  157
1995                                                   213                  215
Fiscal Year Ended December 31

  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                   RETURN
                                               Dow Jones Electrical Components & Equipment Index
1990                                                                  100
1991                                                                  126
1992                                                                  126
1993                                                                  137
1994                                                                  143
1995                                                                  187
Fiscal Year Ended December 31

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of its Audit Committee, the Board has appointed Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 31, 1996 which appointment will be submitted for ratification at the meeting. Grant Thornton LLP and its predecessors have served as independent auditors of the Company for approximately 60 years. It is expected that representatives of Grant Thornton LLP will be present at the meeting to respond to appropriate questions of shareholders and to make any desired statements.

    THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.

    Approval of the proposal requires the affirmative votes of a majority of the shares of Company common stock represented in person or by proxy at the meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors of the Company for the next fiscal year.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

    Any shareholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's 1997 annual meeting of shareholders (in accordance with Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended) should send to the Secretary of the Company at the Company headquarters a signed notice of intent to submit the proposal at the meeting. The notice, including the text of the proposal, must be received at such offices no later than November 26, 1996 in order for the proposal to be considered for inclusion in such proxy soliciting material.

    The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board), at a meeting of shareholders. In order for the nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or proposal, as the case may be. For a nomination, the notice must be furnished no later than the date calculated in accordance with the notice requirements referred to in the preceding paragraph. For a proposal, the notice must be furnished generally not less than 30 days nor more than 60 days before the meeting. A copy of the applicable By-Law provisions may be obtained without charge upon written request to the Secretary of the Company.

DISCRETIONARY AUTHORITY

    The Board does not know of any matters other than those described in this proxy statement that will be presented for consideration at the meeting. If any matter not described in this proxy statement should properly be so presented, it is intended that the proxies will be voted on the matter in accordance with the judgment of the person or persons voting them.

                YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN
            THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE
                        ACCOMPANYING POSTPAID ENVELOPE.

                                     [LOGO]

--------------------------------------------------------------

                                      NOTICE
                                      of annual
                                      meeting of
                                      shareholders
                                      and PROXY
                                      STATEMENT

                                      April 24, 1996
                   M Printed on recycled paper.

                                                                          DRAFT
                                                                         3/5/96

COMMON PROXY                                                       COMMON PROXY

                             W.W. GRAINGER, INC.

               455 Knightsbridge Parkway, Lincolnshire, IL 60069

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              Proxy for Annual Shareholders' Meeting April 24, 1996

    The undersigned hereby appoints James M. Baisley, Jere D. Fluno, and
David W. Grainger, and each of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of W.W. Grainger, Inc. to be held on April 24, 1996 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present and voting thereat.

    A majority of said proxies or substitutes who shall be present at the meeting may exercise all powers hereunder. All proxies will be voted as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2. IF AUTHORITY IS GIVEN TO VOTE FOR THE ELECTION OF DIRECTORS, THIS PROXY MAY BE VOTED CUMULATIVELY FOR DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.





             CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE

/x/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1 AND 2
                             ---

                                                    FOR ALL       WITHHELD FROM
                                                    NOMINEES      ALL NOMINEES
1.  Election of Directors                              //               //

    NOMINEES: George R. Baker,Robert E.
    Elberson, Jere D. Fluno, Wilbur H.
    Gantz, David W. Grainger, Richard L.
    Keyser, John W. McCarter, Jr., James
    D. Slavik, Harold B. Smith, Fred L.
    Turner, Janiece S. Webb

---------------------------------------------------
FOR, except vote withheld from nominees named above

                                                      FOR    AGAINST    ABSTAIN
2.  Proposal to ratify appointment of                  //      //         //
    Grant Thornton LLP as independent
    auditors for the year ending
    December 31, 1996.

                                                  CHECK HERE        CHECK HERE
                                                  FOR ADDRESS       IF YOU PLAN
                                                   CHANGE AND        TO ADDEND
                                               NOTE CHANGE BELOW    THE MEETING
3.  In their discretion upon such other               //                 //
    matters as may properly come before the
    meeting.

    SIGNATURE: ________________________________    DATE: _____________________


    SIGNATURE: ________________________________    DATE: _____________________

Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.

                                  APPENDIX

1.  On Inside Front Cover - a map representing location of the Annual Meeting.

2.  On pages 3 through 5 - 11 photos of the Board of Directors nominees.

3.  On page 17 - Stock Price Performance graph filed with Branch Chief.